SCHEDULE 14A INFORMATION

               Soliciting Materials Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                  [Amendment No. . . . . . . . . . . . ]

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /    Preliminary Proxy Statement (Revocation of Consent)
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /    Definitive Proxy Statement (Revocation of Consent Statement)
/ /    Definitive Additional Materials
/X/    Soliciting Material Pursuant to Section 240.14a-12


               WISCONSIN CENTRAL TRANSPORTATION CORPORATION
               --------------------------------------------
             (Name of Registrant as specified in its charter)


    (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:  _____
          ___________________
     2)   Aggregate number of securities to which transaction applies: _________
          _______________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          _____________________________

     4)   Proposed maximum aggregate value of transaction: _____________________
          ___
     5)   Total fee paid: _______________________

/ /  Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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     4)  Date Filed: ___________________________________________________________



                                 Sch 14A Cover Page 1

                   WISCONSIN CENTRAL TRANSPORTATION CORPORATION

          Announces Retention of Deutsche Bank AG to Advise on Potential
               Disposition of Stake in Tranz Rail Holdings Limited

         ROSEMONT, Ill. -- November 9, 2000 -- (Nasdaq: WCLX): Wisconsin Central Transportation Corporation (WCTC) today announced that Deutsche Bank AG has been retained to act as financial advisor in connection with the potential disposition of shares in Tranz Rail Holdings Limited (Nasdaq: TNZR and NZSE:
TRH). WCTC, through its wholly owned subsidiary Wisconsin Central International, owns approximately 28.7 million, or roughly 24 percent, of the outstanding ordinary shares of Tranz Rail Holdings Limited, a New Zealand-based transportation company. The shares are equivalent to approximately 9.6 million ADRs, as traded on the The Nasdaq Stock Market(R).

         Thomas F. Power, Jr., President and Chief Executive Officer of WCTC, stated: "With the assistance of Goldman Sachs, Wisconsin Central is moving forward swiftly with its pursuit of a full range of strategic alternatives to maximize shareholder value. The retention of Deutsche Bank AG, with their strong presence in the New Zealand marketplace, will provide additional assistance in realizing full value for our investment in Tranz Rail Holdings."

         Robert H. Wheeler, Chairman of WCTC and Chairman of Tranz Rail Holdings Limited, added: "Tranz Rail has been a terrific investment for WCTC over the years, and we will continue to support Michael Beard and his management team as they streamline the organization and refocus the company around its core freight business."

         Wisconsin Central International originally acquired its stake in Tranz Rail Holdings Limited in September 1993, during the privatization of the company, which was then known as New Zealand Rail Limited. Tranz Rail Holdings Limited listed on the New Zealand Stock Exchange (TRH) and The Nasdaq Stock Market(R) (TNZR) in June of 1996.

About Wisconsin Central

WCTC's principal subsidiaries, Wisconsin Central Ltd., Fox Valley & Western Ltd., Algoma Central Railway Inc., Sault Ste. Marie Bridge Company, and Wisconsin Chicago Link Ltd., form the Wisconsin Central System and operate approximately 2,800 route miles of railway serving Wisconsin, Illinois, Minnesota, Michigan's Upper Peninsula, and Ontario, Canada. WCTC holds 42.5 percent equity interest in English Welsh & Scottish Railway Holdings Limited, Great Britain's primary freight railroad, 24 percent equity interest in Tranz Rail Holdings Limited, New Zealand's nationwide railroad and transportation company, and 33 percent equity interest in Australian Transport Network Limited
(ATN), which operates on the Australian mainland and in Tasmania.

Cautionary Statement

This press release contains certain statements that are "forward-looking," within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other matters, the beliefs, expectations, plans and estimates of the Company with respect to certain future events, including without limitation assumptions related to market valuation and future performance and similar expressions concerning matters that are not historical facts. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that could cause actual events to differ materially from those expressed in those statements.

This information was furnished on behalf of Wisconsin Central Transportation Corporation, its Board of Directors and Management. Information regarding the participants in Wisconsin Central's consent revocation solicitation and their interest in such solicitation may be obtained by reviewing Wisconsin Central's preliminary consent revocation materials as first filed with the Securities and Exchange Commission ("SEC") on October 26, 2000. Wisconsin Central will shortly be sending its stockholders definitive consent revocation materials, which should be read as they contain important information. A copy of Wisconsin Central's preliminary consent revocation materials filed and, when filed, its definitive consent revocation materials, may be obtained free of charge at the SEC's web site at http://www.sec.gov.

                                 ------------

Shares of Wisconsin Central Transportation Corporation are publicly traded on The Nasdaq Stock Market(R) under the symbol WCLX. For more information, see our home page: www.wclx.com.

Contacts:

Ann Thoma                           George Sard / Paul Caminiti / Hugh Burns
Wisconsin Central                   Citigate Sard Verbinnen
847/318-4588                        212/687-8080


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